ARTICLES OF INCORPORATION

                                       OF

                              CEW ACQUISITION, INC.



          The undersigned incorporator, acting as incorporator of a corporation under the Wisconsin Business Corporation Law Chapter 180 of the Wisconsin Statutes (the "WBCL"), adopts the following Articles of Incorporation for such corporation:


                                    ARTICLE I

                                      Name

          The name of the corporation is CEW Acquisition, Inc.


                                   ARTICLE II

                                    Purposes

          The purposes for which the corporation is organized are to engage in any lawful activity within the purposes for which a corporation may be organized under the WBCL.


                                   ARTICLE III

                                  Capital Stock

          The aggregate number of shares which the corporation shall have authority to issue is Nine Thousand (9,000) shares, consisting of one class only, designated as "Common Stock," of the par value of one cent ($.01) per share.


                                   ARTICLE IV

                                Preemptive Rights

          No holder of any stock of the corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares.

                                    ARTICLE V

                           Registered Office and Agent

         The address of the initial registered office of the corporation is 411 East Wisconsin Avenue, Suite 2550, Milwaukee, Wisconsin 53202-4497 and the name of its initial registered agent at such address is Lawdock, Inc.


                                   ARTICLE VI

                                  Incorporator

          The name and address of the incorporator is Patrick M. Ryan, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497.

          Dated this 17th day of June, 1999.



                                        ----------------------------------------
                                        Patrick M. Ryan





This document was drafted by:
Patrick M. Ryan
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin  53202-4497


                                       -2-